Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2007, which appears on page F-2 of the annual report on Form 10-K of Agree Realty Corporation for the year ended December 31, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Chicago, Illinois
March 21, 2007